[DATE]
To:	Citibank, N.A. – ADR Depositary
           388 Greenwich Street, 14th Floor
           New York, NY 10013, U.S.A.
           Attention: Depositary Receipt Department

           Re:           South32 Limited

Ladies & Gentlemen:

Reference is made to the Deposit Agreement, dated as of [DATE], as amended and supplemented from time to time (the "Deposit Agreement"), by and among South32 Limited, a corporation organized under the laws of Australia (the "Company"), Citibank, N.A., a national banking association ("Citibank") organized and existing under the laws of the United States of America, as Depositary (the "Depositary"), and the Holders and Beneficial Owners of American Depositary Shares (the "ADSs") issued thereunder.  All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

1.           Deposit Agreement.  The Company and the Depositary hereby agree, notwithstanding anything to the contrary contained in the Deposit Agreement, that the Depositary will not (i) accept any Shares for deposit under the Deposit Agreement, (ii) issue any ADSs, or (iii) take any other action under the Deposit Agreement until all of the following conditions have been satisfied: (a) the Registration Statement on Form F-6 filed in respect of the ADSs has been declared effective by the Securities and Exchange Commission, (b) the distribution of Shares to the shareholders of BHP Billiton Ltd, a company organized under the laws of Australia, and BHP Billiton Plc, a company organized under the laws of England and Wales has occurred, (c) the Depositary has received opinions from the Company’s U.S. and Australian counsels, each in a form reasonably satisfactory to the Depositary and (d) the Shares have been listed on the Australian Securities Exchange.

2.           Miscellaneous.

(a)           The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(b)           This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York.

(c)           This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns.

(d)           This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(e)           This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

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Kindly indicate your acceptance and agreement to the foregoing by signing this letter below in the space provided.

SOUTH32 LIMITED By: ___________________________ Name:

Accepted and Agreed
as of the date first written above

CITIBANK, N.A., as Depositary

By: _____________________________
Name:
Title: